EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

American Dental Partners, Inc.:

We consent to incorporation by reference in the registration statements (Nos.: 333-50605, 333-59075, 333-59077, 333-59079, 333-34522, 333-98545 and 333-107795) on Form S-8 of American Dental Partners, Inc. of our report dated February 25, 2003, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of American Dental Partners, Inc. for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K of American Dental Partners, Inc.

/s/    KPMG LLP

Boston, Massachusetts

March 11, 2005